Exhibit 99.1

HomeStreet Announces Restructuring of Mortgage Banking Segment
SEATTLE - October 2, 2017 - (BUSINESS WIRE) - Due to reduced expectations for single family loan origination volume in the Mortgage Banking segment, HomeStreet, Inc. (Nasdaq:HMST), parent company of HomeStreet Bank, today announced a restructuring of that segment, including:

•	A reduction in force of 60 full time equivalent employees - HomeStreet Bank’s second reduction in force this year in its Mortgage Banking segment,

•	Closures, consolidations and space reductions affecting nine single family lending centers, eight of which were effective in the third quarter and one to occur in the fourth quarter, and

•	Streamlining the single family lending senior leadership team structure.
“The strong West Coast economies and local markets in which we operate are continuing to produce above-average job and population growth, which, in turn, has created an ongoing shortage of new and resale housing,” said Mark K. Mason, HomeStreet Chairman, President, and CEO. “This housing shortage has led to year-to-date single family mortgage loan origination volume at the Bank approximately 20% lower than we had expected for the year at the beginning of 2017. These conditions have adversely impacted the profitability of our Mortgage Banking segment. We do not see a near-term market catalyst that would result in a meaningful improvement in production volumes, therefore we have taken steps to reduce our mortgage origination capacity and reduce our cost structure to promote the long-term health and profitability of this business segment.”
The restructuring of the Mortgage Banking segment included a reduction in force of 60 full time equivalent employees, substantially all of which was completed in the third quarter, resulting in pre-tax severance costs of approximately $245,000, all of which was taken in the third quarter. In addition, net voluntary attrition since the beginning of the second quarter of 2017 has totaled 32 full time equivalent employees. Including the previously reported reduction in force of 41 full time equivalent employees that occurred during the second quarter of 2017, the Mortgage Banking segment will have reduced full time equivalent employees by 133 by the end of the fourth quarter for an expected annual pre-tax expense savings going forward of approximately $9.4 million. These reductions are concentrated in operations and support functions and represent a 9.0% decline in total full time equivalent employees in the Mortgage Banking segment since March 31, 2017, and a 17.8% decline in operations roles in this segment.
Additionally, we closed two single family lending offices, consolidated three additional offices into nearby offices, and reduced leased space in three other offices. One additional single family lending office will be closed during the fourth quarter; this closure is expected to have a non-material impact on fourth quarter financial performance. The changes to these eight office locations resulted in one-time pre-tax charges of approximately $3.0 million but are expected to result in annual pre-tax occupancy expense savings going forward of approximately $1.0 million.
Lastly, we streamlined the single family lending senior leadership organization, resulting in the elimination of two regional manager positions. From this we incurred additional pre-tax severance costs of approximately $300,000, and we expect annual pre-tax expense savings going forward of approximately $1.2 million. We also modified certain compensation plans resulting in expected annual pre-tax expense savings going forward of approximately $1.7 million.
In summary, the third quarter Mortgage Banking segment pre-tax restructuring charges included severance costs of approximately $545,000 and one-time real estate related charges of approximately $3.0 million. The total expected annual pre-tax expense savings related to the Mortgage Banking segment restructuring, including the reduction in force that occurred during the second quarter of 2017, is estimated to be $13.2 million.
Management does not believe that the costs associated with this restructuring will have a material adverse impact on our consolidated net income for the third and fourth quarters of 2017 relative to market expectations.
“Our Mortgage Banking segment remains an important part of HomeStreet’s heritage and business going forward,” Mason continued. “Our retail focus, broad product mix and competitive pricing continue to attract some of the best retail originators in our markets and reinforce our position as a market-leading mortgage originator and servicer. We believe that these restructuring steps will align our cost structure with our current production opportunities and return the profitability of the Mortgage Banking segment to the levels that we expect. While these cost savings estimates are based on lower industry expectations for mortgage loan volume, we also took the opportunity to improve our cost structure such that we do not expect that an increase in volume, even if it were to return to recent highs, would require an increase in expenses to the level we have previously recorded in this segment.”

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about many aspects of the single family lending restructuring, including the actual amount of charges incurred, anticipated future savings and expected operating efficiencies, which we may not be able to realize, expectations about revenue, income, origination volume and the direction and impact of economic growth and conditions in our primary markets, and factors that affect the success of the measures announced in this release, as well as statements that anticipate these events, are forward looking in nature. We cannot give assurances that additional restructuring charges will not be taken in the future as market conditions evolve or that our expectations about income and origination volume will not change. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the second quarter of this year. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company operates two primary business segments: Mortgage

Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

or

Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com

www.homestreet.com/newsroom
Source: HomeStreet, Inc.